                                    [LOGO]



CONTACTS:

Shelly Doran 317.685.7330   Investors
Billie Scott 317.263.7148   Media

FOR IMMEDIATE RELEASE

              SIMON PROPERTY GROUP ANNOUNCES THIRD QUARTER RESULTS

Indianapolis, Indiana - November 7, 2000...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter and nine months ended September 30, 2000. Diluted funds from operations for the quarter increased 14%, to $0.80 per share in 2000 from $0.70 per share in 1999. Total revenue for the quarter increased 5%, to $493.9 million as compared to $471.2 million in 1999. Diluted funds from operations for the nine months increased 8%, to $2.25 per share in 2000 from $2.08 per share in 1999. Total revenue for the nine months increased 6%, to $1,459.4 million as compared to $1,371.3 million in 1999.

Effective January 1, 2000, the Company made two reporting changes that have impacted the comparability of financial results:

 .    The Company adopted Staff Accounting Bulletin No. 101 ("SAB 101"), which addresses certain revenue recognition policies, including the accounting for overage rent earned by a landlord. SAB 101 requires overage rent to be recognized as revenue only when each tenant's sales exceed their sales threshold. SAB 101 impacts the timing in which overage rent is recognized throughout the year, but does not materially impact the total overage rent recognized for the full year. If 1999 financial results were restated to reflect adoption of SAB 101, diluted funds from operations for the quarter would be reduced by $0.01 per share, and diluted funds from operations for the nine months would be reduced by $0.06 per share.

 .    The Company adopted NAREIT's FFO definition clarification, which requires the inclusion in FFO of the effects of non-recurring items not classified as extraordinary under generally accepted accounting principles or resulting from sales of depreciable real estate. As a result, SPG restated FFO for the three and nine months ended September 30, 1999 to include a $12 million charge related to litigation, reducing diluted funds from operations for the quarter and nine months by $0.05 per share.

After adjusting for the above items, on a comparable basis to last year, the increase in the Company's share of diluted funds from operations on a per share basis for the quarter and nine months was 8% and 9%, respectively.

Occupancy for mall and freestanding stores in the regional malls at September 30, 2000 increased 200 basis points to 90.5%, as compared to 88.5% at September 30, 1999. Comparable retail sales per square foot increased 3.8%, to $385 while total retail sales per square foot increased 5.3% to $375. Average base rents for mall and freestanding stores in the regional mall portfolio were $27.97 per square foot at September 30, 2000, an increase of $1.22, or 4.6%, from September 30, 1999.

The average initial base rent for new mall store leases signed during the third quarter was $38.31, an increase of $7.02, or 22% over the tenants who closed or whose leases expired. The average initial base rent for new mall store leases signed during the first nine months of 2000 was $33.78, an increase of $3.68, or 12% over the tenants who closed or whose leases expired.

"We're pleased to report our 27/th/ consecutive quarter of FFO growth," stated David Simon, chief executive officer. "Fundamentals in the mall business remain healthy, including strong tenant demand for space, as evidenced by our 200 basis point improvement in occupancy. And while retail sales nationally weakened somewhat in the third quarter, the year-over-year sales trends in our mall portfolio remain strong, which we believe is a testament to the quality of the Simon portfolio."

Disposition Activities
----------------------

The Company continued its efforts to dispose of non-core assets. During the third quarter of 2000 and in early October, the Company sold one community center and its interest in one small specialty center for approximately $18 million. Proceeds from these asset sales were utilized to repay indebtedness.

New Development Activities
--------------------------

The Company currently has two projects scheduled for completion in November
2000:

 .    Arundel Mills is a 1.3 million square foot value-oriented super-regional mall in Anne Arundel County, Maryland, in the middle of the highly trafficked Baltimore/Washington, D.C. corridor. This project is the fifth Simon joint venture with The Mills Corporation and is scheduled to open November 17/th/. Anchors/major tenants: Jillian's, Bed Bath & Beyond, Sun & Ski Sports, Muvico, Books-A-Million, Off Broadway Shoes, For Your Entertainment, OFF 5TH-Saks Fifth Avenue, TJMaxx, Burlington Coat Factory and Old Navy. Simon's ownership percentage: 37.5%.

 .    Waterford Lakes Town Center in Orlando, Florida, is a 982,000 square foot power center. The 562,000 square foot first phase of the project opened in November 1999. The first phase is 97% leased and includes anchors: Super Target, TJMaxx, Ross Dress for Less, Bed Bath & Beyond, Barnes & Noble, Old Navy, Regal 20-Plex Theatre and Dress Barn. The second phase comprises 420,000 square feet and will have a staggered opening throughout the fourth quarter with OfficeMax, PetsMart and Best Buy as anchors. Simon's ownership percentage: 100%.

Construction continues on one additional new development that is scheduled to open in 2001:

 .    Bowie Town Center in Annapolis, Maryland, is a 560,000 square foot open-air regional shopping center with main street architecture and a 107,000 square foot grocery retail component scheduled to open October 2001. Anchors/major tenants: Hecht's, Sears, Old Navy, Barnes & Noble, Bed Bath & Beyond and Safeway. Simon's ownership percentage: 100%.

On October 30th, Rich's opened at Mall of Georgia in Buford (Atlanta),
Georgia, bringing the number of department store anchors to five. Existing anchors at Mall of Georgia, which opened in August of 1999, are Nordstrom, Lord & Taylor, Dillard's and JCPenney.

Redevelopment Activities
------------------------

The Company recently completed five significant redevelopments at wholly-owned properties:

 .    LaPlaza Mall in McAllen, Texas - Mall renovation, expansion of JCPenney, small shop expansion and addition of Foley's Home Store opened November 2, 2000. Addition of Dillard's opened in March 2000.

 .    North East Mall in Hurst, Texas - Addition of Saks Fifth Avenue and mall renovation completed in September 2000. New, expanded and relocated Dillard's and small shop expansion opened in September 1999. Nordstrom and Foley's are scheduled to open in March 2001 and fall 2001, respectively.

 .    Palm Beach Mall in West Palm Beach, Florida - Mall renovation, addition of
     Old Navy, Designer Shoe Warehouse and Mars Music Store opened October 2000. Addition of Dillard's and Borders opened February and April 2000, respectively.

 .    Town Center at Boca Raton in Boca Raton, Florida - Addition of Nordstrom,
     Lord & Taylor expansion, mall expansion and renovation, and new parking structure opened November 3, 2000. New, expanded and relocated Saks Fifth Avenue, new parking structure and expansion of Bloomingdale's opened during the fourth quarter of 1999.

 .    Ross Park Mall in Pittsburgh, Pennsylvania - Mall renovation and tenant remerchandising will open November 10th.

New Business Initiatives
------------------------

In August, clixnmortar completed its beta test of the FastFrog and YourSherpa wireless shopping product offerings in Atlanta. Subsequent to the beta test, SPG formed an alliance with Found, Inc. Found has developed technology to integrate retailers' on-line assets with their physical stores. Found and clixnmortar will develop a single wishlist product, combining the best elements of FastFrog and YourSherpa with the Found technology. The new product is scheduled to launch in 2001. In connection with this alliance, SPG made an investment in Found and Found has an option to become an investor in clixnmortar.

In September, Constellation Real Technologies, of which Simon is a founding member, announced its initial investment of $25 million in FacilityPro.com, a business-to-business electronic marketplace designed for the efficient procurement of facilities products and services. Simon Property Group is currently implementing the FacilityPro.com platform and will utilize its efficiencies in the Simon Business Network, the Company's division focused on business-to-business initiatives.

Recently, American Eagle Outfitters and Finish Line announced the selection of MerchantWired as the broadband infrastructure provider for all of their retail locations (with a combined total of approximately 1,000 stores). The managed network service that MerchantWired is providing American Eagle and Finish Line is one of a suite of value-added services to be offered to the retail industry. A core set of initial offerings for retailers include: Internet provider in-mall network, secure managed network services, secure access to the internet, voice over IP infrastructure in the store, and redundant WAN infrastructure connecting retailers with their home offices, business partners and customers. The Company owns approximately 50% of MerchantWired. Over 300 malls owned by SPG and other owners of MerchantWired (The Macerich Company, The Rouse Company, Taubman Centers, Inc., Urban Shopping Centers, Inc., and Westfield America, Inc.) are wired and operational.

On November 6th, Simon Brand Ventures announced that it has joined forces with Cingular Wireless to promote SBC and BellSouth wireless plans during the holiday season. Shoppers who sign-up for one of Cingular's brands at retail stores or kiosks at more than 100 Simon malls nationwide will receive a free Santa photo package valued at $25. Shoppers in 50 malls will have the added benefit of making a free 2-minute cellular phone call while in line to have their photo taken with Santa. Simon Brand Ventures is the Company's division focused on business-to-consumer initiatives.

Today the Company announced the early renewal of its marketing and vending alliance with Pepsi- Cola Company. As part of this renewal, Pepsi will remain Simon's preferred soft drink provider for the next two years. Terms of the agreement include Simon and Pepsi partnering in the development of exclusive integrated marketing programs on a national and regional basis. Each program will channel Pepsi's key programs and brand messages through Simon's multiple marketing platforms - live events, sampling, promotions and on-mall advertising
- to reach targeted consumer audiences on the local level.

Dividends
---------

On October 18, 2000, the Company declared a common stock dividend of $0.5050 per share. This dividend will be paid on November 17, 2000 to shareholders of record on November 3, 2000. The Company also declared dividends on its three public issues of preferred stock, all payable on January 2, 2001 to shareholders of record on December 19, 2000:

 .   Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock
    (NYSE:SPGPrB) - $1.625 per share

 .   SPG Properties, Inc. 8.75% Series B Cumulative Redeemable Preferred Stock
    (NYSE:SGVPrB) - $0.546875 per share

 .   SPG Properties, Inc. 7.89% Series C Cumulative Preferred Stock -$0.98625 per
    share.


Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. It currently owns or has an interest in 251 properties containing an aggregate of 184 million square feet of gross leasable area in 36 states and five assets in Europe. Together with its affiliated management company, Simon owns or manages approximately 190 million square feet of gross leasable area in retail and mixed-use properties. Shares of Simon Property Group, Inc. are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc. Additional Simon Property Group information is available at www.shopsimon.com.


Supplemental Materials
----------------------

The Company's September 30, 2000 Form 10-Q and supplemental information package (8-K) may be requested in e-mail or hard copy formats by contacting Shelly Doran
- Director of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.
                                        ----------------

Conference Call
---------------

The Company will provide an online simulcast of its third quarter conference call at www.shopsimon.com, www.vcall.com, www.streetfusion.com and
        -----------------  -------------  --------------------
www.streetevents.com. To listen to the live call, please go to any of these
--------------------
websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Daylight Time tomorrow, November 8th. An online replay will be available for approximately 90 days at www.shopsimon.com and www.vcall.com.
                         -----------------     -------------

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

                                     SIMON
                       Combined Financial Highlights(A)
                                   Unaudited
                        (In thousands, except as noted)

                                                                    Three Months Ended                  Nine Months Ended
                                                                       September 30,                      September 30,
                                                                     2000          1999               2000                1999
                                                                     ----          ----               ----                ----
Revenue:
Minimum rent                                                       $299,708      $280,920         $  890,435          $  831,163
Overage rent(B)                                                       9,700        12,307             28,456              40,333
Tenant reimbursements                                               145,237       156,514            444,384             433,352
Other income                                                         39,281        21,430             96,161              66,422
                                                                    -------       -------          ---------           ---------
   Total revenue                                                    493,926       471,171          1,459,436           1,371,270

Expenses:
Property operating                                                   78,779        76,172            235,220             216,679
Depreciation and amortization                                       106,983        93,402            304,611             272,927
Real estate taxes                                                    49,032        48,151            147,183             139,194
Repairs and maintenance                                              15,930        15,365             51,690              52,253
Advertising and promotion                                            11,473        15,883             42,728              45,435
Provision for credit losses                                           3,326         2,043              7,671               6,837
Other                                                                 8,990         5,373             27,474              19,622
                                                                    -------       -------          ---------           ---------
   Total operating expenses                                         274,513       256,389            816,577             752,947

Operating Income                                                    219,413       214,782            642,859             618,323
Interest Expense                                                    160,668       144,015            474,534             427,871
                                                                    -------       -------          ---------           ---------
Income before Minority Interest                                      58,745        70,767            168,325             190,452

Minority Interest                                                    (2,382)       (2,236)            (7,099)             (7,739)
Gain (Loss) on Sales of Real Estate, net(C)                             151             -              8,809              (9,308)
Income Tax Benefit of SRC                                                 -             -                  -               3,374
                                                                    -------       -------          ---------           ---------

Income before Unconsolidated Entities                                56,514        68,531            170,035             176,779
Income from Unconsolidated Entities                                  20,920        18,594             54,447              45,072
                                                                    -------       -------          ---------           ---------
Income before Extraordinary Items and
     Cumulative Effect of Accounting Change                          77,434        87,125            224,482             221,851

Unusual Item(D)                                                           -       (12,000)                 -             (12,000)
Extraordinary Items - Debt Related Transactions                           -          (410)              (440)             (2,227)
Cumulative Effect of Accounting Change(E)                                 -             -            (12,342)                  -
                                                                    -------       -------          ---------           ---------
Income before Allocation to Limited Partners                         77,434        74,715            211,700             207,624

Less: Limited Partners' Interest in
      the Operating Partnerships                                    (16,075)      (15,590)           (42,346)            (41,255)
Less: Preferred Distributions of the
      SPG Operating Partnership                                      (2,816)         (612)            (8,450)               (612)
Less: Preferred Dividends of Subsidiary                              (7,333)       (7,333)           (22,001)            (22,001)
                                                                    -------       -------          ---------           ---------
Net Income                                                           51,210        51,180            138,903             143.756
Preferred Dividends                                                  (9,185)       (8,745)           (27,623)            (27,905)
                                                                    -------       -------          ---------           ---------
Net Income Available to Common Shareholders                         $42,025       $42,435          $ 111,280            $115,851
                                                                    =======       =======          =========           =========

                                     SIMON
                  Combined Financial Highlights- Continued(A)
                                   Unaudited
                        (In thousands, except as noted)

                                                       Three Months Ended       Nine Months Ended
                                                          September 30,           September 30,
                                                         2000      1999          2000       1999
                                                        -----     ------        ------     ------
PER SHARE DATA:
--------------

Basic Income per Paired Share:
   Before Extraordinary Items                           $0.24     $ 0.25        $ 0.69     $ 0.68
   Extraordinary Items                                      -      (0.01)            -      (0.01)
   Cumulative Effect of Accounting Change                   -          -         (0.05)         -
                                                        -----     ------        ------     ------
   Net Income Available to Common Sharcholdcrs          $0.24     $ 0.24        $ 0.64     $ 0.67
                                                        =====     ======        ======     ======
Diluted Income per Paired Share:
   Before Extraordinary Items                           $0.24     $ 0.25        $ 0.69     $ 0.68
   Extraordinary Items                                      -      (0.01)            -      (0.01)
   Cumulative Effect of Accounting Change                   -          -         (0.05)         -
                                                        -----     ------        ------     ------
   Net Income Available to Common Shareholders          $0.24     $ 0.24        $ 0.64     $ 0.67
                                                        =====     ======        ======     ======


SELECTED BALANCE SHEET INFORMATION
-----------------------------------------------
                                                        September 30,           December 31,
                                                            2000                    1999
                                                            ----                    ----
Cash and Cash Equivalents                               $   114,420             $   157,632
Investment Properties, net                              $11,581,035             $11,703,171
Mortgages and Other Indebtedness                        $ 8,792,597             $ 8,768,951

SELECTED REGIONAL MALL OPERATING STATISTICS
-------------------------------------------                         September 30,
                                                            2000                    1999
                                                            ----                    ----
Occupancy(F)                                                   90.5%                   88.5%
Average Rent per Square Foot(F)                             $ 27.97                  $26.75
Total Sales Volume (in millions)(G)                         $10,842                  $9,624
Comparable Sales per Square Foot(G)                         $   385                  $  371
Total Sales per Square Foot(G)                              $   375                  $  356

(A) Represents combined condensed financial statements of Simon Property Group, Inc. and its paired share affiliate, SPG Realty Consultants, Inc. ("SRC").
(B) Decrease in 2000 primarily due to the adoption of SAB 101 on January 1, 2000, which requires overage rent to be recognized as revenue only when each tenant's sales exceed their sales threshold. Previously, the Company recognized overage rent based on reported and estimated sales through the end of the period, less the applicable prorated base sales amount.
(C) Net of asset write downs of $10.57 million for the nine months ended September 30, 2000.
(D) Relates to litigation filed by former employees/shareholders of DeBartolo Realty Corporation (purchased by SPG in 1996) regarding stock incentive plan shares. Judgment was rendered in favor of SPG in district court, but reversed by appellate court on August 18, 1999.
(E) Due to the adoption of SAB 101 on January 1, 2000, as discussed in footnote (B).
(F)  Includes  mall and  freestanding  stores.
(G) Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers which includes only mall and freestanding stores.

--------------------------------------------------------------------------------
                                     SIMON
                 Combined Financial Highlights- Continued/(A)/
                                   Unaudited
                        (In thousands, except as noted)
--------------------------------------------------------------------------------

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS ("FFO")
-------------------------------------------------------------

                                                                     Three Months Ended                 Nine Months Ended
                                                                        September 30,                     September 30,
                                                                     2000           1999             2000               1999
                                                                     ----           ----             ----               ----
Income Before Extraordinary Items and
        Cumulative Effect of Accounting Change                     $ 77,434       $ 87,125         $224,482           $221,851

Plus: Real estate depreciation and amortization
      from combined consolidated properties                         105,600         93,182          302,742            272,263

Plus: Simon's share of real estate depreciation
      and amortization and extraordinary items
      from unconsolidated affiliates                                 30,395         17,900           87,251             59,191

Less: Unusual Item/(D)/                                                   -        (12,000)               -            (12,000)

Less: (Gain) loss on sale of real estate, net/(C)/                     (151)             -            (8,809)            9,308

Less: Minority interest portion of real estate
      depreciation and amortization                                  (1,491)        (1,516)          (4,446)            (3,566)

Less: Preferred distributions
      (including those of subsidiary)                               (19,334)       (16,690)         (58,074)           (50,518)
                                                                   --------       --------         --------           --------
FFO of the Simon Portfolio                                         $192,453       $168,001         $543,146           $496,529
                                                                   ========       ========         ========           ========


===============================================================================================================================
FFO of the Simon Portfolio                                         $192,453        $168,001         $543,146           $496,529

Basic FFO per Paired Share:
---------------------------

Basic FFO Allocable to the Company                                 $139,472        $122,205         $394,021           S361,564

Basic Weighted Average Paired Shares Outstanding                    172,759         173,471          173,216            171,950

Basic FFO per Paired Share                                            $O.81           $O.70            $2.27              $2.10

Diluted FFO per Paired Share:
-----------------------------

Diluted FFO Allocable to the Company                               $148,962        $131,364         $421,997           $390,933

Diluted Weighted Average Number of Equivalent                       187,293         188,094          187,803            187,917
     Paired Shares

Diluted FFO per Paired Share                                          $0.80           $0.70           $2.25              $2.08
==============================================================================================================================